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                                                                     EXHIBIT 1.8


                            UNDERWRITING AGREEMENT


                                       _____________________, 199_


THE CHASE MANHATTAN CORPORATION
1 Chase Manhattan Plaza
New York, New York 10081

Dear Sirs:

     We, the undersigned (the "Representatives"), are acting on behalf of the underwriters (including ourselves) named in Exhibit A hereto (such underwriters being herein called the "Underwriters") and we understand that The Chase Manhattan Corporation, a Delaware corporation (the "Company"), proposes to
issue and sell shares of its Preferred Stock,   .  % Series    (the "Offered
Stock").  The terms of the Offered Stock are described in the Company's
Registration Statement on Form S-3 (File No. 33-      ) and the Basic
Prospectus (as defined in the Standard Provisions hereinafter referred to), as
supplemented by  a Prospectus Supplement dated              , 199 .

     All the provisions (including defined terms) contained in the document entitled "The Chase Manhattan Corporation Preferred Stock Underwriting Agreement Standard Provisions (August 1994)" (the "Standard Provisions") attached hereto are incorporated by reference herein in their entirety and shall be deemed to be part of this Agreement to the same extent as if such provisions had been set forth in full herein. Supplementing the provisions of the second sentence of Paragraph 1(a) of the Standard provisions, the term "Prospectus" as used in the Standard provisions shall include the Basic
Prospectus together with the Preliminary Prospectus Supplement dated         ,
199  and the Basic Prospectus as supplemented by the Prospectus Supplement
dated         , 199 , except that for purposes of Paragraph 1(b) of the
Standard Provisions, the term "Prospectus" shall mean the Basic Prospectus as
supplemented by the Prospectus Supplement dated         , 199 . The Delivery
Date referred to in Paragraph 4 of the Standard Provisions shall be   :00  .M.,
New York City time, on         , 199 .  Subject to the terms and conditions set
forth or incorporated by reference herein, the Company hereby agrees to sell and the Underwriters agree to purchase, severally and not jointly, the respective numbers of shares of the Offered Stock set forth opposite their
names in Exhibit A hereto at a purchase price of $ .      per share, plus
accrued dividends, if any, from        , 199 .
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     The Underwriters will offer the Offered Stock for sale upon the terms and conditions set forth in the Basic Prospectus as supplemented by the Prospectus
Supplement dated         , 199 .

     The Underwriters will pay for the Offered Stock at the time and place and in the manner set forth in the Standard Provisions.

     Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below and returning a signed copy to the undersigned.

                                   Very truly yours,



                                   By:__________________________
                                        Name:
                                        Title:

                                        Acting on behalf of
                                        themselves and the other
                                        Underwriters named in
                                        Exhibit A hereto


Accepted:

THE CHASE MANHATTAN CORPORATION

By:____________________________
     Name:
     Title: